Exhibit 3.21


                            ARTICLES OF INCORPORATION
                                       OF
                           SERVEND INTERNATIONAL, INC.


FIRST.   The name of the corporation is SerVend International, Inc.

SECOND. Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD. The number of shares the corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, no par value.

FOURTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. The names and addresses of the first board of directors, which shall be three (3) in number, are as follows:

                NAME                             POST-OFFICE ADDRESS
                ----                             -------------------
                F. M. Butler                     P. O. Box 66
                                                 Manitowoc, WI  54221-0066

                E. D. Flynn                      P. O. Box 66
                                                 Manitowoc, WI  54221-0066

                R. R. Friedl                     P. O. Box 66
                                                 Manitowoc, WI  54221-0066

FIFTH. The name and post-office address of the sole incorporator signing the articles of incorporation is as follows:

                NAME                              POST-OFFICE ADDRESS
                ----                              -------------------

                Thomas A. Simonis                 411 East Wisconsin Avenue
                                                  Milwaukee WI  53202